UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed  by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Magellan Midstream Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

The following is a transcript of the second quarter 2023 earnings call that Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) held on August 3, 2023, an audio recording of which can be accessed on Magellan’s website and included comments from Aaron L. Milford, Magellan’s Chief Executive Officer, and Jeff L. Holman, Magellan’s Executive Vice President, Chief Financial Officer and Treasurer. While effort has been made to provide an accurate transcription, there may typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Magellan believes that none of these are material.

Company Participants

Aaron L. Milford, President and Chief Executive Officer

Jeﬀ L. Holman, Senior Vice President, Chief Financial Officer and Treasurer

Other Participants

Analyst

Jeremy Tonet

Keith Stanley

Spiro Dounis

Theresa Chen

Presentation

Operator

Greetings and welcome to the Magellan Midstream Partners Second Quarter Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct the question and answer session. (Operator Instructions).

As a reminder, this conference is being recorded today, August 3, 2023. It is now my pleasure to turn the conference over to Aaron Milford, Chief Executive Officer. Please go ahead, sir.

Aaron L. Milford

Hello, and thank you for joining us today to discuss Magellan's second quarter ﬁnancial results.

Before getting started, we must remind you that management will be making forward- looking statements as defined by the Securities and Exchange Commission. Such statements are based on our current judgments regarding the factors that could impact the future performance of Magellan and our pending merger with ONEOK, but actual outcomes could be materially diﬀerent. You should review the risk factors and other information discussed in our ﬁlings with the SEC and form your own opinions about Magellan's future performance, as well as our pending merger. As disclosed in our press release this morning, Magellan delivered another solid quarter.

Our second quarter results beat our expectations due to higher contributions from commodity-related activities, as well as a higher proportion of longer-haul shipments and associated higher average tariﬀs on our reﬁned product system. I will now turn the call over to our CFO, Jeﬀ Holman, to review the highlights from our from our second quarter earnings then I'll be back to discuss our expectations for the year and our pending merger with ONEOK before answering your questions.

Jeff L Holman

Thanks, Aaron. First, let me note that I'll be making references to certain non-GAAP ﬁnancial metrics, including distributable cash ﬂow, or DCF, and free cash ﬂow, and we've included exhibits to our earnings release that reconcile these metrics to their nearest GAAP measures.

Earlier this morning, we reported second quarter net income of $239 million, compared to

$354 million in second quarter 2022, which included a $162 million gain from the sale of our independent terminals network. Excluding that prior period gain, the year-over-year increase was driven by higher proﬁts from our commodity-related activities, as well as a larger contribution from our core fee-based transportation and terminal services.

Adjusted earnings per unit for the quarter which excludes the impact the impact of commodity-related mark-to-market adjustments was $1.23, which, as Aaron just mentioned, exceeded our guidance of $1.10. DCF for the quarter increased to $312 million at nearly $84 million from last year, while free cash ﬂow for the quarter was $271 million, resulting in free cash ﬂow after distributions of $59 million.

A detailed description of quarter-over-quarter variances is available in our earnings release, so as usual, I'll just speak to a few highlights. Starting with Reﬁned Products, we reported second quarter operating proﬁt of $234 million, which was $67 million higher than second quarter 2022, primarily due to higher average transportation rates, as well as higher product margin. The higher average transportation rates were driven largely by the mid-year 2022 increase in our tariﬀs of about 6% on average. In addition, the current period The current period continued to beneﬁt from more long haul shipments, which move at higher rates, in part as a result of ongoing reﬁnery disruptions.

Product margin increased between periods primarily due to both higher gas liquids blending margins and sales volumes, as well as lower unrealized losses in the current period related to our hedging activities. Our realized blending margins doubled year-

over-year to more than $0.80 per gallon versus closer to $0.40 per gallon in the prior year period. Turning to our crude oil business, second quarter operating proﬁt was $61 million, down $12 million from the '22 period, primarily due to lower revenues from our condensate splitter, in part due to lower rates provided for in the splitter extension contract executed last year, as well as lower storage revenues in Otherwise, transportation revenue increased slightly due to additional volume moved. Longhorn volumes averaged a little over 245,000 barrels per day, up from just over 200,000 barrels per day in the second quarter of '22 due to higher third-party volumes resulting from additional volume commitments.

Volumes on our Houston distribution system increased versus the prior year period in part due to higher shipments from a new pipeline connection that was ramping up in 2022.

Since these shipments moved at a lower rate than long haul volumes, this increased HDS activity resulted in a lower average rate for the segment overall. Crude oil product margin increased versus the prior year period due to higher contributions from our crude oil marketing activities as well as favorable mark-to-market adjustments on futures contracts in the current quarter. Moving on to our crude oil joint ventures, BridgeTex volumes were about 90,000 barrels per day in the second quarter of '23, down from approximately 215,000 barrels per day in 2022 due to lower volumes from committed shippers.

This volume decrease reﬂects the low prevailing Midland diﬀerential and the highly competitive nature of the crude business in general and of the Permian Basin in particular, which we have noted for some time, while again emphasizing the importance of having take or pay commitments from high quality counterparties. Saddlehorn volumes reached a new record of about 265,000 barrels per day, compared to approximately 220,000 barrels per day the year before, as a result of higher shipments for both committed and uncommitted shippers. Just brieﬂy touching on expenses, G&A increased by approximately $18 million between periods for reﬁned and crude segments combined, due to higher incentive compensation costs and to approximately $10 million of merger related costs incurred in the second quarter. In terms of liquidity, we continue to have a $1 billion credit facility available and a quarter end had no borrowings outstanding on our commercial paper program.

As of June 30, the face value of our long-term of our long-term debt remained unchanged at $5 billion with a weighted average interest rate on that debt of about 4.4%. And lastly, our leverage ratio at the end of the quarter was 3.1x for compliance purposes. And with that, I'll turn the call back over to Aaron.

Aaron L Milford

Thank you, Jeﬀ.

We continue to anticipate the transaction with 1-0 will close during the third quarter of this year and remain conﬁdent that the value created by this transaction for unit holders is superior to the value of our standalone alternative, including on an after-tax basis. That said, based on our second quarter performance, we believe it's appropriate to update 2023 ﬁnancial expectations, ignoring future potential merger-related costs for Magellan on a standalone basis. Our revised full-year outlook highlights the quality of our assets and the ability of our businesses to continue to drive value through a stronger combined company once the pending merger with ONEOK is complete. We now expect to generate $1.26 billion of DCF for 2023 on a standalone basis, again, excluding merger- related costs.

This increase reﬂects better-than-expected performance during the second quarter and continued strong commodity margins expected for the remainder of the year. On the commodity front, we have hedged more than three-quarters of our forecasted fall 2023 gas-liquids blending activity at this point for an average margin of $0.60 per gallon. All in, our full-year 2023 expectations currently include an average blending margin of $0.70 per gallon, which compares favorably to the $0.50 we generated last year and our ﬁve-year average margin of $0.45 per gallon. We have also made excellent progress hedging next spring with more than 70% of spring 2024 hedged at a $0.65 margin per gallon.

We have also increased our reﬁned products tariﬀ rates mid-year, excuse me. We also increased our reﬁned product tariﬀ rates consistent with our most recent guidance. We increased the 30% of our markets that are subject to the FERC index by 13% and the remaining 70% of our markets by an average of 11%, which equates to an all-in average reﬁned products tariﬀ increase of approximately 11.5% eﬀective July 1. Turning back to our pending merger with ONEOK We continue to be conﬁdent in the strength and durability of Magellan's business, and we further believe just as conﬁdently that the value unit holders will receive through our combination with ONEOK is full and fair, and that it will be diﬃcult to capture this to capture this value on our own.

Prior to the announcement of the merger, we consistently and frequently shared our views that Magellan was undervalued and in response have repurchased 12% of our outstanding equity since 2020. The same analysis we used to conclude that repurchasing MMP equity created value for our unit holders also formed the basis for our conclusion that a merger with ONEOK delivers more present value than we could likely realize stand- alone. Magellan has always been focused on delivering superior value to unitholders. Tax considerations are very important to our unitholders and something we've spent a great deal of time considering, especially recently, in connection with the pending transaction.

What is clear to us is that the ONEOK transaction delivers more value to our unitholders than Magellan stand-alone, even on an after-tax basis. Robert Willens, a respected Tax Expert, reached a similar conclusion. I would highly encourage you, if you haven't done so already, to visit MaximizingValueforMMPunitholders.com to read Mr. Willens' work, along with other information about the pending merger and why we are conﬁdent the transaction is in the best interest of unitholders. We have had the opportunity to speak with many investors, analysts, employees, and customers, and overall the feedback has been positive.

We are pleased to see that a lot of investors are coming to understand the rationale of the transaction as we have tried to clarify some of the initial confusion in the market around the tax impact. And as we and ONEOK progress our integration planning and communicate more detail on anticipated synergies, we are conﬁdent investors will become even more excited about the combination. It's clear that the market is starting to reﬂect some of the potential value of the combined company. While trading prices of our units and ONEOK shares will continue to move around, as recently as July 26, ONEOK shares closed at $67.60 per share.

At that price, Magellan unit holders would have received a value of $70.08 per unit, based on the terms of the transaction, nearly a 27% premium to the market price of our units prior to announcing the merger. Operator, we are now ready to answer questions.

Questions & Answers

Operator

Question And Answer

Thank you. (Operator Instructions).

Our ﬁrst question is from Theresa Chen with Barclays, please go ahead.

Q – Theresa Chen

Hi, thank you for taking my questions. Aaron, on the deal itself, since the announcement came out and the materials that have been released since then, you've faced some public opposition from your holders.

Can you speak to your view on this, and also just which inning are you in related to the education process for both your institutional and retail owners?

A – Aaron L Milford

Well, as we continue to talk to investors, as I said in my prepared remarks, overall, the reception has been positive. We're spending a lot of time communicating and clarifying, frankly, a lot of misunderstandings around the tax impact of this transaction. And then as we go forward from here, we expect to be talking in more detail about the synergies from the transaction. And as we communicate that, people are beginning to understand our rationale.

So the inning that we're in, to answer the second part of your question, the inning that we're in is, I would say, that we're in the ﬁrst inning. We've got a full game ahead of us, and we're prepared to see it through to the ninth inning. And we think we're going to be successful because the merits of the deal, when accurately communicated, we think are very compelling.

Q – Theresa Chen

Got it. And since you have the full game ahead of you, if it's not enough time from now until September 21st, what are the next steps? Would you just choose to adjourn and hold it on another date? If you can give us some color about what to expect, that'd be helpful.

A – Aaron L Milford

Well, ﬁrst of all, we have the shareholder meeting scheduled for September 21st. We think that's plenty of time. And that's where we're focused.

Q – Theresa Chen

Okay, thank you.

Operator

Our next question is from Spiro Dounis with Citi. Please go ahead.

Q – Spiro Dounis

Thanks, operator. Good afternoon, team.

First question, maybe just to hit on the commodity activities. Pretty strong this quarter a bit counter-seasonal, so just curious if you guys can maybe walk through that a little bit further. Just seems like maybe you're doing something diﬀerently there to sort of squeeze out those extra margins. And I guess as you look forward, it sounds like you feel pretty good about the ratability of that.

So once again, maybe just more detail on how that's working.

A – Aaron L Milford

Yeah, so let's break it apart into its two pieces and talk ﬁrst about the margin. We've just had a very favorable setup when you look at our gas liquids blending margin, in the sense that we've had relatively strong gasoline prices and we've had an NGL market that has been a little weaker than what you might think, and that drives a wider margin available for us. So, the margins have just been better.

The basis diﬀerential, you may recall in the past we talked about basis being a bit of a headwind for us, and so far this year it's been less of a headwind than we had anticipated coming in. So, we're looking at just wider margins, gross margins in the ﬁrst place, and then we're also not feeling quite the headwinds on the basis diﬀerential that we otherwise expected. So, that's the margin picture, and we see that remaining fairly consistent for the rest of the year based on what we see at the moment. The other part to the overall performance is just volume.

We're just doing, as a company, a better job at capturing all the opportunities that are available to us, and part of that's process in terms of, again, just being better at it. So, it's a volume story as well. Volumes are higher, margins wider, and the outperformance is a result of both.

Operator

Our next question is from the line of Jeremy Tonet with JP Morgan.

Please go ahead.

Q – Jeremy Tonet

Hi. Good afternoon.

A – Aaron L Milford

Good afternoon.

Q – Jeremy Tonet

I just wanted to talk about the business a little bit, if I could. Just curious, with regards to fundamental trends as far as product demand trends have been materializing in your markets, across your footprint, how has that materialized versus expectations so far, and I guess on a go-forward look, how do you see things kind of normalizing there?

A – Aaron L Milford

Yeah, so we're going to have a very stable and healthy business. When you look at the second quarter of this year, gasoline was down, distillate was up. It's not unusual for us to see some swings in the commodities were actually moving, but we expect demand to stay relatively stable.

And in some areas be growing, especially as we are able to, extend our system. We have our pipeline system expansion in West Texas coming online fully in the beginning of 2024. So, as we think about those opportunities to extend our markets, that'll provide some growth to us. The fundamentals, we think, are fairly stable, which means we'll have a slowly growing volume trend, we think, over the immediate period.

So we think that sets up very well and just highlights the consistency of our business going forward. You know, we also outperformed in the quarter, as Jeﬀ and I mentioned, due to longer-haul movements on our pipeline. So that's been a real bright spot for us. You know, those longer-hauls are primarily driven when there are reﬁnery disruptions, and as reﬁnery disruptions happen, since we're connected to almost 50% of the reﬁning capacity in the U.S., just because a reﬁnery may be suﬀering some short-term headwinds, the demand is still there and it has to be served. And we tend to move barrels into those markets to ﬁll those holes when reﬁneries are down, so that allows us to see longer-haul volumes. Now, it's a little unpredictable when those longer-haul volumes may show up, but they do. And so when you look at a very stable business, slight growth through the extension, combined with just the optionality of our system, we're going to have a really stable, high- performing business.

And when you look at the combined company, you fast-forward to the pro-forma company and you think about the strength about the strength of our business inside that combined company and the strength of ONEOK's business and you put those together, we think it's going to be a really compelling pro forma company.

Q – Jeremy Tonet

Got it, that's very helpful there. And just want to touch on exports if I could particularly, I guess, Permian crude oil exports between Corpus and Houston, how you see that dynamic playing out over time and any thoughts, I guess, on LPG exports as well to the extent you're able to comment on that?

A – Aaron L Milford

Yeah, I don't have any comments on the LPG side, but on petroleum products generally, we expect exports to continue to grow from the United States, whether that's reﬁned products or components or crude oil, we just see world demand pulling those resources into that market, it needs them. On crude speciﬁcally, Corpus is still the predominant export port out of the United States due to its proximity to the Permian and lower cost logistics generally to get into that market as well as the terminal infrastructure that's there.

We talked in the past about through time, Corpus, we expect to ﬁll up from a pipeline capacity into that market. We don't know yet to the extent that capacity will expand. It will expand some, we expect. But as Corpus ﬁlls, and as Houston's capabilities continue to evolve, we'll start seeing more barrels start heading towards Houston through time in order to meet that, again, growing export demand worldwide.

Q – Jeremy Tonet

Got it. That's helpful. Thanks. And just one last one on the deal.

If I could ask, I think in response to earlier questions, you said it, I think, in the early innings here, maybe the ﬁrst inning, just wondering from the outside as far as this process is concerned, how can we see, I guess, things are progressing as far as getting the vote out there, getting people to show up, and how things are progressing towards a successful deal? What can we see from the outside? When do we know we're at the seventh-inning stretch?

A – Aaron L Milford

Well, I think that's a good question. So, if we're in the ﬁrst inning, we have a game plan to reach our investors, make sure we're communicating the merits of this transaction, and we're going to execute that game plan. And my expectation is that game plan is going to take us from the ﬁrst inning all the way to the ninth inning. And we're not going to let up on that game plan.

We've got the website set up where investors that have questions can go get answers. We have outreach plans. We're talking to investors that call us. So, we're talking to everyone all the time between now and when we get to our special meeting date.

So, when I say we're in the ﬁrst inning, that's in this metaphor the game that we're in. We're in the ﬁrst inning, we're getting started, we're going to execute our game plan, we're going to execute it all the way to the end of the game, and then we're conﬁdent if we do that, the merits of this transaction will be well understood and we'll be successful in getting our vote. But when will we know we get to the seventh inning stretch? I'm not sure I'm worried about the seventh inning stretch. I'm worried about getting to the end of the metaphorical game here.

Q – Jeremy Tonet

Got it, I think I've played out this metaphor enough. Thank you very much for all the information, very helpful.

Operator

And our next question is from the line of Keith Stanley with Wolfe Research, please go ahead.

Q – Keith Stanley

Hi, thank you.

Just one question for me. I wanted to I wanted to follow-up on the longer-haul movements and some of the reﬁnery disruption impacts. The average reﬁned products pipeline tariﬀ was very high for the quarter, even putting the normal increase aside. It just seemed meaningful, the impact of some of those longer-haul movements, but any other comment you can make on that and expectations for the balance of the year?

A – Aaron L Milford

If you think of the second quarter and you isolate it, we estimate that long-haul movements positively impacted that quarter, or the second quarter, by about $20 million to your point.

It was signiﬁcant. Now you also have to consider the reﬁnery disruption environment in the second quarter. You had several reﬁneries down in Texas in particular that you wouldn't normally expect to have those reﬁneries down at the same time in the manner that they were for as long as they were down. So I think it's a bit of a unique event in second quarter that we have to be careful not to extrapolate to essentially every quarter from here on out.

But for the second quarter, it was signiﬁcant, like as I said, $20 million. And they're diﬃcult to predict. I mean, that's the nature of them. What we know is to the extent they occur, we generally beneﬁt from them.

A – Keith Stanley

Thank you. That's helpful.

Operator

(Operator Instructions). Our next question is a follow-up from Spiro Dounis. Please go ahead.

Q – Spiro Dounis

Hey, team. Sorry. Back again.

I just have one more follow-up related to the deal, two-part question on it, though. One, I guess, curious on the customer side of things, we've got a sense now where your investors' heads are at or going, but I'm curious what the customer receptivity has been in the last few months, and number two, this one may be tougher to answer, but as you think about the sort of units held on swap, I'm curious if you've been able to garner any sort of consensus on what the broker voting policy is there?

A – Aaron L Milford

Yes, so let's take your ﬁrst question ﬁrst, which is the reaction from our customers. What I have been hearing is a positive reaction, but it's also important to keep in mind that we value customer service, and that hasn't changed. So, all throughout this pending merger, our customers, we've been working really hard to make sure they don't feel any diﬀerence in how we treat them and what they expect from us.

So, from that perspective, our customers, they're still getting the same service they've always gotten, and we expect them to continue to get it. So, the fact that there's been a positive reaction to the deal overall and that our customers are happy, that's because we're continuing to make sure we do what we need to do, to make sure they stay happy. So, on that front, there's not really a lot of news there, quite frankly. To your question on the swap, so those that hold units via swap, there are some brokers that essentially can facilitate those units being voted based on the wishes of the holder.

There are others that don't. Where people are, I don't know exactly how to break that down for you in terms of what percentage can or can't. But we do know there are swap counterparties that will allow those that hold our units on swap to make their interests known and vote accordingly. So, it's a bit of a mixed bag.

But we think total swap ownership, just to put it in perspective, is probably under 10%, give or take. So does that answer your question?

Q – Spiro Dounis

Yeah, no, no, it does. I appreciate you taking a stab at it. I knew it was a tough one, Aaron, so always appreciate the color, guys.

I'll leave it there. Thank you.

A – Aaron L Milford

Yeah, and just to follow up on that, Spiro, there have been folks we know on swap that have been moving their positions to make sure they can vote, and we think that's positive. So I'd be remiss not mentioning that as well.

Q – Spiro Dounis

Helpful. Thanks again, guys.

Operator

Mr. Milford, there are no further questions at this time. Please continue with your presentation or closing remarks.

Aaron L Milford

Thank you for your time today. We remain conﬁdent in the strength of Magellan's business and look forward to becoming a valuable contributor to a larger more diversiﬁed company following investor approval of our pending merger with ONEOK, and we look forward to continuing our discussions with investors in the coming weeks. We appreciate your continued support and encourage all investors to vote for Magellan's pending merger with ONEOK ahead of our special meeting on September 21st and have a good day.

Operator

And that does conclude the conference call for today.

We thank you all for your participation and kindly ask that you please disconnect your lines. The Event has ended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this transcript that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this transcript. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This transcript is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.